NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES CLOSING ON MORTGAGE LOAN

NEW YORK, NEW YORK (March 16, 2017) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced that one of its subsidiaries closed on a $12.0 million nonrecourse mortgage loan (the “Mortgage Loan”) with People’s United Bank, N.A. (“People’s Bank”). The Mortgage Loan is collateralized by two fully leased industrial/warehouse buildings aggregating approximately 275,000 square feet in New England Tradeport, Griffin’s industrial park in Windsor and East Granby, Connecticut. The Mortgage Loan has a variable interest rate, but Griffin entered into an interest rate swap agreement with People’s Bank that effectively fixes the interest rate at 4.45% over the Mortgage Loan’s ten-year term. Principal payments on the Mortgage Loan are based on a twenty-five year amortization schedule. Griffin intends to use the mortgage proceeds for general business purposes, including continued investment in its real estate assets.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These forward-looking statements include Griffin’s intention regarding the potential uses of the mortgage proceeds.  Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.